UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHLAND INCOME FUND

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September 30, 2021

DEAR FELLOW SHAREHOLDER:

The Highland Income Fund (“HFRO” or the “Fund”) Special Shareholders Meeting, originally scheduled for August 20, 2021, has been adjourned until October 15, 2021. Until then, we remain committed to being transparent about the proposed conversion. For that reason, we wanted to notify you of misinformation that has been circulated by a longtime activist, Phil Goldstein, who runs Bulldog Investors, a hedge fund firm, in what we believe is an effort to derail the conversion and secure a short-term profit for himself at the expense of the Fund’s long-term shareholders.

As part of this effort, you may receive a letter from Mr. Goldstein, who we are not aware of having owned any HFRO shares as of the record date for the shareholder meeting, that contains inaccurate and/or misleading statements. You and your fellow shareholders should be aware that this hedge fund manager has a history of pressuring fund boards and senior management into initiating self-tenders and liquidating funds in order to realize short-term gains for his firm and its investors. We wanted to alert you to this behavior and encourage you to take advantage of your right to vote in support for your fellow shareholders and the future of HFRO. Your Board remains committed to protecting you and your fellow shareholders.

Both your future management team and your current Board are confident that the proposed conversion offers the best path to increase value for all shareholders. Your Board determined that changing your Fund’s business from a registered investment company to a diversified holding company is a better long-term business strategy and is expected to provide a number of benefits to shareholders. In addition, the Board is taking steps to preserve continuity and ensure a smooth transition as the Board adds trustees with robust technical ability and expertise relevant to the oversight of a diversified holding company, and particularly in the types of businesses that the diversified holding company will acquire.

YOUR VOTE IS IMPORTANT

We have less than two weeks before the shareholder meeting. It is important that you act today and vote FOR the proposed conversion by signing, dating, and mailing the enclosed proxy card in the prepaid return envelope or vote FOR the proposed conversion by internet, or telephone by following the instructions on the reverse side of this letter. If you previously voted Against or Abstain, we ask that you reconsider your vote and vote FOR the proposed conversion and sign, date, and mail the enclosed proxy card by following the instructions on the reverse side of this letter. Your latest proxy card will supersede your previous vote.

YOUR BOARD IS LISTENING TO ITS INVESTORS

We continue to listen to all investors’ input regarding the future of your Fund. Thus, we are taking the following actions upon completing the conversion:

1.

Your future management team is bolstering its commitment to maintaining a competitive fee structure and, to that end, has agreed to extend the expense cap on future management fees from twelve months to twenty-four months following the completion of the conversion.

2.

Your Board remains committed to promoting shareholder participation in the Fund’s life as a diversified holding company, and has therefore concluded that the control share acquisition provision in the Fund’s governing documents should be removed following the Fund’s completion of the conversion.

We believe the above changes will continue to move your Fund in the right direction from a business and corporate governance perspective. Again, please take a few minutes to take advantage of your right to voice your opinion by signing, dating, and mailing the enclosed proxy card in the prepaid return envelope or follow the instructions below to vote by internet, or telephone.

PROXY VOTING OPTIONS

Vote by Phone by calling 1-833-892-6620 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed proxy card and follow the prompts.

Vote by internet by visiting the internet address on the enclosed proxy card and following the instructions.

Vote by Mail by completing, signing, and dating the enclosed proxy card and returning it in the enclosed prepaid return envelope.

If you have any questions regarding the Special Meeting or need assistance in voting, don’t hesitate to get in touch with our proxy solicitor, Di Costa Partners, at 1-833-892-6620.

Thank you in advance for voting,

FRANK WATERHOUSE

PRINCIPAL EXECUTIVE OFFICER

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